                                                                       EXHIBIT A







                            STOCK PURCHASE AGREEMENT

                                  ------------

                             DATED FEBRUARY 9, 2000

                                  ------------

                                  BY AND AMONG

                                 ANTHONY PERINO

                                    as Buyer

                                       AND

                            LEXON TECHNOLOGIES, INC.

                                       and

                               STEVEN J. PESKAITIS

                                   as Sellers

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into this 9th day of February, 2000 by and among Anthony Perino, an individual, and resident of the State of Illinois ("Buyer"), LEXON Technologies, Inc. a Delaware corporation ("Lexon" or the "Company"), and Steven J. Peskaitis, an individual and resident of the State of Illinois ("Peskaitis," with Lexon and Peskaitis being hereinafter sometimes referred to individually as a "Seller" and collectively as the "Sellers").

                                   WITNESSETH:

         WHEREAS, the Company desires to issue and sell 1,400,000 shares (the "Company Shares") of its common stock, $0.001 par value per share (the "Common Stock") upon the terms and conditions set forth herein; and

         WHEREAS, Peskaitis desires to sell up to 4,000,000 shares (the "Peskaitis Shares," with the Company Shares and the Peskaitis Shares being hereinafter sometimes collectively referred to as the "Shares") of Common Stock standing in his name on the stock transfer records of the Company upon the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the foregoing, the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                     CLOSING

         1.1 Time and Place of Closing. The First Closing shall take place on February 9, 2000, at the offices of Ross & Hardies, 150 North Michigan Avenue, Suite 2500, Chicago, Illinois 60601, commencing at 9:00 a.m., or such other date as may be agreed upon by the parties (the "First Closing Date"); provided that all of the conditions precedent to the First Closing identified in Section 7 hereof have been satisfied. The Second Closing shall take place on March 7, 2000, at the offices of Ross & Hardies, 150 North Michigan Avenue, Suite 2500, Chicago, Illinois 60601, commencing at 9:00 a.m. or such other date as may be agreed upon by the parties (the "Second Closing Date"); provided that all of the conditions precedent to the Second Closing identified in Section 7 hereof shall have been satisfied.

                                   ARTICLE II

                           PURCHASE AND SALE OF STOCK

         2.1 Sale and Purchase of Stock. Subject to the terms and provisions of this Agreement, Sellers shall sell, transfer, assign and deliver to Buyer, and Buyer shall purchase:

               (a)  At the First Closing

                    (i) 1,000,000 Shares of Common Stock from the Company (the "First Closing Company Shares"); and

                    (ii) 2,000,000 shares of Common Stock from Peskaitis (the
                         "First Closing Peskaitis Shares," with the First Closing Company Shares and the First Closing Peskaitis Shares being hereinafter sometimes collectively referred to as the "First Closing Shares")

               (b)  At the Second Closing

                    (i) 400,000 Shares of Common Stock from the Company (the "Second Closing Company Shares"); and

                    (ii) 2,000,000 Shares of Common Stock from Peskaitis (the
                         "Second Closing Peskaitis Shares," with the Second Closing Company Shares and the Second Closing Peskaitis Shares being hereinafter sometimes collectively referred to as the "Second Closing Share")

for the Purchase price set forth in Section 3.1 hereof.

         2.2 Transfer and Sales Tax. Sellers shall bear and pay all stock transfer taxes and sales taxes, if any, payable with respect to the transactions provided for in this Agreement.

                                   ARTICLE III

                                 PURCHASE PRICE

         3.1 Purchase Price for Shares. Buyer shall pay to Sellers as consideration for the Shares the amounts set forth below, at the time and in the manner specified below:

               (a) For the First Closing Company Shares, $0.25 per share, or an aggregate of $250,000 (the "First Closing Company Payment"), payable to the Company by wire transfer of immediately available funds;

               (b) For the First Closing Peskaitis Shares, $0.00025 per share, or an aggregate of $500 (the "First Closing Peskaitis Payment"), payable to Peskaitis by check;

               (c) For the Second Closing Company Shares, $0.25 per share, or an aggregate of $100,000 (the "Second Closing Company Payment"), payable to the Company by wire transfer of immediately available funds; and

               (d) For the Second Closing Peskaitis Shares, $0.00025 per share, or an aggregate of $500 (the "Second Closing Peskaitis Payment," with the First Closing Company Payment, the First Closing Peskaitis Payment, the Second Closing Company Payment and the Second Closing Peskaitis Payment being hereinafter sometimes collectively referred to as the "Purchase Price") payable to Peskaitis by check

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Sellers hereby jointly and severally make the following representations and warranties to Buyer, each of which (i) are true, correct and complete as of the First Closing Date, and (ii) will be true, correct and complete as of the Second Closing Date.

         4.1   Organization and Qualification.

               (a) Lexon is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement, to consummate the transactions contemplated hereby, to own and lease the properties and other assets it presently owns or leases and to carry on its business as presently conducted.

               (b) The copy of the Articles of Incorporation, and all amendments thereto, of the Company, as certified by the Secretary of State of the State of Delaware, and of the By-Laws, as amended to date, of the Company, as certified by its Secretary, delivered to Buyer at the First Closing are true, complete and correct copies of the Articles of Incorporation and By-Laws of the Company, as amended and presently in effect. All minutes for proceedings of the Company's stockholders and directors are contained in the minute books of the Company. There are no matters, events, actions or proceedings taken or omitted to be taken by the directors or stockholders not included in the minute books, where the taking or omission to take such action would have a material, adverse effect on the Company, the rights of the Company to enter into the transactions contemplated by this Agreement or the realization by Buyer of the benefits to be received by it hereunder.

               (c) Lexon is duly licensed or qualified to do business as a foreign corporation, and is in good standing, in the State of Illinois and in every other domestic and foreign jurisdiction in which Lexon is required to be so licensed or qualified.

         4.2 Capitalization. The entire authorized capital stock of Lexon and the number of shares thereof which are issued and outstanding are as follows:

================================================================================
                                                               NUMBER OF
       NUMBER OF                                             SHARES ISSUED
   AUTHORIZED SHARES                 CLASS                  AND OUTSTANDING
--------------------------------------------------------------------------------
       10,000,000        Common Stock, $.001 par value         12,541,561
--------------------------------------------------------------------------------

All of the outstanding shares of capital stock of the Company are duly authorized and validly issued and outstanding, fully paid and non-assessable, and were not issued in violation of any preemptive rights. Except as set forth in Schedule 4.2, there are no shares of capital stock in treasury, and there are no shares of capital stock reserved for issuance. Except as set forth in
Schedule 4.2, there are no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or commitments to issue, or contracts or any other agreements obligating Lexon to issue, any shares of its capital stock, or securities convertible into such stock. Except for this Agreement, that certain Voting Trust Agreement, dated of even date herewith, by and among Steven J. Peskaitis, Stanley Peskaitis and Anthony Perino, as (the "Voting Trust Agreement"), and as otherwise set forth in Schedule 4.2 hereto, Peskaitis is not a party to any contract or agreement which would require him to transfer title to any shares of the Company's capital stock now owned by him or which he has the right to acquire in the future. Except for this Agreement, the Voting Trust and as disclosed on Schedule 4.2, there are no agreements or understandings with respect to the voting, holding or selling of any shares of capital stock of Lexon, or any contractual obligations of Lexon or Peskaitis with respect to Lexon's capital stock. Except for that certain Registration Rights Agreement, of even date herewith, by and between Lexon and Buyer (the "Registration Rights Agreement") and as otherwise set forth in Schedule

4.2 hereto, no person has any right to require Lexon to register any of its securities under the Securities Exchange Act of 1933, as amended (the "1933 Act").

         4.3 Status of Company Shares. The First Closing Company Shares and the Second Closing Company Shares when issues and delivered in accordance with the terms hereof, and the shares of Common Stock to be issued upon exercise of the Common Stock Purchase Warrants to be issued by the Company to Buyer pursuant to the terms hereof, when issued and delivered upon conversion of the Common Stock Purchase Warrants, will be duly authorized, validly issued, fully-paid and non-assessable and shall not have been issued in violation of any preemptive or other right held by any person or entity.

         4.4 Title to Shares. Except to the extent set forth in Schedule 4.4, Peskaitis owns and has good and marketable title to the Peskaitis Shares and those shares of Common Stock to be transferred by Peskaitis to Anthony Perino, as Voting Trustee, pursuant to the Voting Trust Agreement (such shares of Common Stock being hereinafter referred to as the "Peskaitis Voting Trust Shares"), free and clear of any lien, pledge, claim, encumbrance, restriction or right of any third party of any kind. Peskaitis has complete and unrestricted authority to sell the Peskaitis Shares and to transfer the Peskaitis Voting Trust Shares in accordance with the Voting Trust Agreement and there are no trust agreements, shareholders' agreements, redemption agreements, buy-sell agreements, restrictive stock transfer agreements, voting trusts, proxies or similar agreements pertaining to the Peskaitis Shares or the Peskaitis Voting Trust Shares which would preclude or require the consent of any person other than Peskaitis to the sale of the Peskaitis Shares contemplated by this Agreement or the transfer of the Peskaitis Voting Trust Shares as contemplated by the Voting Trust Agreement or would give any person any right or interest in the Peskaitis Shares or in the Voting Trust Agreement after the consummation of the transactions contemplated herein. Peskaitis will convey to Buyer good and marketable title to the Peskaitis Shares, free and clear of any lien, pledge, claim, encumbrance, restriction or right of any third party of any kind.

         Stanley Peskaitis has complete and unrestricted authority to transfer those shares of Common Stock to be transferred by him to Anthony Perino, as Voting Trustee, pursuant to the Voting Trust Agreement (such shares of Common Stock being hereinafter referred to as the "Additional Voting Trust Shares," with the Peskaitis Voting Trust Shares and the Additional Voting Trust Shares being sometimes hereinafter referred to collectively as the "Voting Trust Shares") and there are not trust agreements, shareholders' agreements, redemption agreements, buy-sell agreements, restrictive stock transfer agreements, voting trusts, proxies or similar agreements pertaining to the Additional Voting Trust Shares which would preclude or require the consent of any person other than Stanley Peskaitis to the transfer of the Additional Voting Trust Shares as contemplated by the Voting Trust Agreement or would give any person any right or interest in the Additional Voting Trust Shares after the consummation of the transactions contemplated in the Voting Trust Agreement.

         4.5 Authority. Each of Peskaitis and Lexon has full power, capacity and authority (corporate or otherwise) to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by each of Peskaitis and Lexon, and no other proceedings (corporate or otherwise) on the part of either Peskaitis or Lexon are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Peskaitis and Lexon, and constitutes a legal, valid and binding agreement of each of Peskaitis and Lexon.

         4.6 Consents and Approvals. Except for required consents identified on Schedule 4.6, there is no authorization, consent, order or approval of, or notice to or filing with, any individual or entity required to be obtained or given in order for Peskaitis, Lexon or any of the Subsidiaries (as hereinafter defined) to consummate the transactions contemplated hereby and fully perform their respective obligations hereunder.

         4.7 Absence of Conflicts. The execution, delivery and performance by Peskaitis and Lexon of this Agreement and the consummation by Peskaitis and Lexon of the transactions contemplated hereby will not, with or without the giving of notice or lapse of time, or both, (i) violate any provision of law, statute, rule or regulation to which Peskaitis, Lexon or any of the Subsidiaries are subject, (ii) violate any order, judgment or decree applicable to Peskaitis, Lexon, or any of the Subsidiaries, (iii) conflict with or result in a breach or default, or result in any event which would materially interfere with Peskaitis' or Lexons' ability to consummate the transactions contemplated hereby, under any term or condition of the Articles of Incorporation or By-Laws of Lexon, or any bond, debenture, note, indenture, mortgage, deed of trust, loan or credit agreement, contract, lease, judgment, decree, order, award or any other material agreement or instrument to which any of Peskaitis, Lexon or any of the Subsidiaries is a party or by which any of them or their assets is bound, or
(iv) cause, or give any person grounds to cause, the maturity of any debt, liability or obligation of Peskaitis, Lexon or any of the Subsidiaries to be accelerated, or the amount thereof to be increased.

         4.8   Subsidiaries; Acquisitions; Dispositions.

               (a) Except for those subsidiaries listed on Schedule 4.8(a) (individually, a "Subsidiary" and, collectively, the "Subsidiaries"), Lexon does not directly or indirectly control, and has never owned or controlled, any corporation.

               (b) Each of the Subsidiaries is duly organized, validly existing and in good standing under the laws of their respective states of incorporation as set forth on Schedule 4.8(b). The Subsidiaries have all necessary corporate powers to own their properties and to operate their business as now owned and operated. Complete copies of the Articles of Incorporation, By-laws, minutes and stock transfer records of each such Subsidiary are in the possession and control of Lexon.

               (c) The authorized capital stock of each of the Subsidiaries is disclosed on Schedule 4.8(c). All shares of capital stock of each of the Subsidiaries have been validly issued, are fully paid and nonassessable, were issued in compliance with applicable federal and state securities laws, and, are wholly-owned by Lexon free and clear of any pre-emptive rights, claims, security interests encumbrances or restrictions of any kind. There are no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or commitments obligating any Subsidiary to issue or to transfer from treasury any additional shares of capital stock or any securities convertible into or which grant the holder the right to acquire any capital stock of any Subsidiary.

               (d) Schedule 4.8(d) lists the name of each business whose capital stock or assets were acquired by Lexon or any Subsidiaries since the respective dates of their formation.

Complete copies of all agreements which effect those acquisitions or were executed in connection therewith are in the possession and control of Lexon.

               (e) Schedule 4.8(e) lists each partnership, limited partnership, limited liability company, joint venture or other business entity in which Lexon has an investment and describes the nature and extent of that investment.

               (f) Schedule 4.8(f) lists each Subsidiary, partnership, joint venture or other business disposed of by Lexon or any Subsidiaries since the respective dates of their formation.

               (g) Each of the Subsidiaries is duly licensed or qualified to do business as a foreign corporation, and is in good standing, in every domestic and foreign jurisdiction in which such Subsidiary is required to be so licensed or qualified, except where the failure to be so licensed or qualified would not have a material adverse effect on such Subsidiary, its business or assets.

         4.9 Financial Statements. Lexon has previously delivered to Buyer true and correct copies of the audited consolidated financial statements, including the accountants' reports thereon and all notes thereto, of Lexon as of December 31, 1997 and December 31, 1998, together with true and correct copies of the unaudited interim consolidated financial statements, including notes thereto, of Lexon as of June 30, 1999 and November 30, 1999 (collectively, the "Financial Statements"). The Financial Statements (i) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, are correct and complete and are in accordance with the books and records of Lexon, (ii) present fairly the financial position and condition of Lexon and the related results of operations as at the dates and for the periods then ended (subject, in the case of the unaudited statements, to customary year-end adjustments, which adjustments shall not be material) and (iii) contain no material misstatements or omissions which under generally accepted accounting principals would be required to be disclosed for financial statement purposes.

         4.10 Absence of Undisclosed Liabilities. Except as and to the extent accrued or reserved for in the Financial Statements, Lexon does not have any liabilities or obligations, whether accrued, absolute or contingent, determined or undetermined, known or unknown or whether due or to become due (including, without limitation, obligations as a guarantor), which are not reflected in the Financial Statements other than those incurred in the ordinary course of business and consistent with past practice since November 30, 1999.

         4.11  Absence of Certain Changes or Events. Except as set forth in
Schedule 4.11, since November 30, 1999 there has not been (a) any damage, destruction or casualty loss to the assets of Lexon which has not been repaired, replaced or corrected (whether covered by insurance or not); (b) any material adverse change in the business, assets, properties, operations, prospects or financial condition of Lexon, or any fact or condition which could reasonably be expected to cause such a change; (c) any entry into any transaction, commitment or agreement (including, without limitation, any borrowing) material to Lexon, or outside the ordinary course of business; (d) any redemption, repurchase or other acquisition for value by Lexon of its capital stock or any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property with respect to Lexon's capital stock; (e) any increase in the rate or terms of compensation payable or to become payable by Lexon to its directors, officers or employees, or any increase in the rate or change in the terms of any employment agreement or compensatory arrangement, or any bonus, pension, insurance or other employee benefit plan, or any payment or benefit made to or for any such director, officer or employee; (f) any sale, transfer or other disposition of any asset of Lexon to any party, except for payment of third-party obligations incurred in the ordinary course of business in accordance with Lexon's regular payment practices; (g) any termination or waiver of any rights of material value to the business of Lexon; (h) except as set forth on Schedule 4.11(h), any failure by Lexon to pay its accounts payable or other obligations as and when the same became due and payable and otherwise in the ordinary course of business consistent with past practices; (i) any capital expenditure for additions to property or equipment by Lexon in excess of $10,000; (j) any split, combination, exchange or reclassification of shares of capital stock of Lexon; (k) other than this Agreement, the Warrants, any issuance or any agreement executed with respect to the future issuance of capital stock of Lexon or of securities convertible into or rights to acquire any such capital stock; (l) any change in any method of accounting or accounting practice, principle or procedure; (m) any action or inaction which might cause Lexon to incur any tax liability not in the ordinary course of business; (n) any pledge of any of the assets or properties of Lexon or any action or inaction which would subject any such asset or property to any lien, security interest, mortgage, pledge, claim, charge or other encumbrance; (o) the incurrence of any liability or obligation by Lexon, except for liabilities incurred in the ordinary course of business and consistent with past practices; (p) any actual, or to Peskaitis' or the Company's knowledge threatened, termination or cancellation of, or modification or change in, any business relationship with any customer of Lexon; (q) any cancellation of a debt due to or a claim of Lexon, other than by payment or other satisfaction; (r) any failure of Lexon to perform, or any default by Lexon under, any agreement, obligation or covenant to which Lexon is or was bound; or (s) any agreement, whether in writing or otherwise, to take or which could reasonably be expected to result in, any action, event or condition described in this Section 4.11.

         4.12 Real and Personal Property. Schedule 4.12(a) hereto sets forth a list of all of Lexon's real property, or interests in Real Property, all of Lexon's material tangible and intangible personal property, all of Lexon's material tangible and intangible personal property, and all of Lexon's other assets. The real and personal property and other assets of Lexon identified in
Schedule 4.12(a) are all of the assets necessary for Lexon to conduct its business as currently conducted.

         Schedule 4.12(b) hereto is a list of each lease of, or other agreement pursuant to which Lexon rents, occupies or uses, the real property identified in
Schedule 4.12(a).

         Schedule 4.12(c) hereto is a list of each lease, license or other agreement pursuant to which Lexon possesses, uses or has any other right with respect to the tangible and intangible personal property and other assets identified in Schedule 4.12(a).

         Schedule 4.12(d) hereto lists each mortgage, lien, pledge, conditional sales contract, security interest or other encumbrance or restriction, other than matters identified in Schedules 4.12(b) and 4.12(c) hereto, pertaining to the ownership, possession, control or use of the real and personal property and other assets of Lexon.

         Except as identified in Schedule 4.12(b), 4.12(c) or 4.12(d) hereto, Lexon has good and marketable title to and absolute and unconditional control over its use of, all of its assets free and clear of any encumbrance, restriction or claim.

         Except as set forth in Schedule 4.12(e) hereto, no claims, charges or notices of violations has been filed, served or made, or to the best of Peskaitis's or Lexon's knowledge, threatened, orally or in writing, with respect to any lease or other agreement identified in
Schedule 4.12(b), 4.12(c) or 4.12(d).

         4.13 Intellectual Property. Except as set forth on Schedule 4.13 hereto, Lexon and the Subsidiaries own or have a license or otherwise have the right to use, in all jurisdictions in which they carry on business, all patents (including all applications, renewals, reissues, extensions, divisions, continuations and extensions thereof), trademarks (including both registered and unregistered trademarks and applications therefor), service marks, trade names, copyrights (including all registrations, renewals, modifications and extensions thereof), know-how and trade secrets (including inventions, computerized data and information, computer codes and programs, other software, business records, files and data, discoveries, formulae, production outlines, product designs, technical information, processes and techniques, testing and quality control processes and techniques, drawings, designs and customer lists), used in the conduct of their businesses as currently conducted (collectively, the "Intellectual Property") without violating or conflicting with the rights of others. Schedule 4.13 hereto lists all patents, all registered and material unregistered trademarks, service marks and trade names and all registered copyrights, and all applications for any of the foregoing, that are owned by Lexon or any of the Subsidiaries. Except as set forth on Schedule 4.13 hereto, none of the Intellectual Property is subject to any encumbrance. Except as disclosed on Schedule 4.13 hereto, Lexon is not obligated to pay any amount, whether as a royalty, license fee or other payment, to any person in order to use any of the Intellectual Property. There has not been any material infringement or alleged infringement by Lexon or any of the Subsidiaries of the Intellectual Property rights of any person or any infringement by any person of any of the Intellectual Property rights of Lexon or any of the Subsidiaries.

         4.14 Insurance. Lexon keeps all its businesses, operations and properties and those of the Subsidiaries insured against all losses, damages and claims of third parties, and in such amounts as are adequate and appropriate in accordance with customary business practice for the industries in which Lexon and the Subsidiaries are engaged. Except as disclosed on Schedule 4.14, all insurance policies of Lexon and the Subsidiaries provide claims made coverage, is in force and the premiums with respect thereto are fully paid. No insurer has denied coverage or reserved rights for any claim made by Lexon or any of the Subsidiaries or any other individual or entity under any insurance policies applicable to Lexon or any of the Subsidiaries.

         4.15  Contracts and Commitments.

               4.15.1 Schedule 4.15.1 hereto lists each contract, commitment or agreement, whether oral or written, which can or may provide for the payment by or to Lexon or any of the Subsidiaries of an amount in excess of $5,000 per annum, as well as any contract, commitment or agreement entered into by Lexon or any Subsidiary outside the ordinary course of business (collectively, the "Contracts"). True, correct and complete copies of all written Contracts, and true, correct and complete written descriptions of all oral Contracts, listed on the Schedules hereto are in the possession and control of Lexon. All such Contracts are valid and binding obligations of Lexon or one of the Subsidiaries, as the case may be, enforceable by and against Lexon or one of the Subsidiaries, as the case may be, in accordance with their respective terms, and are in full force and effect; and Lexon or one of the Subsidiaries, as the case may be, is in compliance therewith. None of the Contracts relating to payments to Lexon or one of the

Subsidiaries, as the case may be, for the provision of services to its customers fail to provide to Lexon consideration not constituting a profit upon commercially reasonable terms and conditions, and none have, or could reasonably be expected to have, a material adverse effect on Lexon's assets, properties, businesses, financial condition or prospects. No allegation or notice of default has been received by Lexon or any Subsidiaries, or to the best of Peskaitis's or the Company's knowledge, threatened with respect to the Contracts, and to the best of Peskaitis' and Lexons' knowledge, no other party to any of the Contracts is in default or breach thereof in any material respect.

               4.15.2 Schedule 4.15.2 hereto sets forth a list of all current warranties with respect to any products or services currently sold, distributed, offered, or licensed by Lexon and the Subsidiaries. Except as set forth in
Schedule 4.15.2, and other than those which are or may be provided by applicable law, there are no express or implied warranties outstanding with respect to any products or services created, sold, distributed, offered or licensed by Lexon and the Subsidiaries.

         4.16  Litigation and Administrative Proceedings. Except as set forth in
Schedule 4.16 hereto, there is no claim, action, suit, proceeding or investigation in any court or before any governmental or regulatory authority pending or, to the best of Peskaitis' or Lexon's knowledge, threatened against or affecting Lexon or any of the Subsidiaries or any of their respective assets or properties or which seeks to enjoin or obtain damages in respect of the transactions contemplated hereby. There is no basis, or reason to know of any basis, for any such claim, action, suit, proceeding or investigation. No claim, action, suit, proceeding or investigation set forth in Schedule 4.16 could, if adversely decided, have a material adverse effect on the consolidated business, properties, condition (financial or otherwise) or prospects of Lexon.

         4.17  Tax Matters.

               4.17.1 All Returns Filed. Except as set forth in Schedule 4.17.1, all federal, state, local and foreign income, franchise, sales, use, excise, real and personal property, employment (including FICA and other payroll) and other tax returns, reports and declarations of every kind and nature (collectively, "Returns") required to be filed by or on behalf of Lexon and the Subsidiaries on or before the First Closing Date and the Second Closing Date have been or will be filed and such Returns are complete and accurate and disclose all taxes (and other charges) expected to be due for the periods covered thereby. No extension of time in which to file any such Returns is currently in effect and there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any such Returns.

               4.17.2 All Taxes Paid. All taxes (and other charges) shown on the Returns or otherwise required to be paid, and any deficiency assessments, penalties, interest and other charges with respect thereto, have been paid or reserved or accrued for in the Financial Statements, and there is otherwise no current liability for any unpaid taxes (or other charges) due which has not been paid or reserved or accrued for in connection with such Returns or otherwise. There are no tax liens (other than for taxes not yet due) on any of the assets or properties of Lexon or any of the Subsidiaries and, no basis exists for the imposition of any such liens.

               4.17.3 Examinations, Etc. None of the Returns for tax years that remain open under any applicable statute of limitations have been examined by the IRS or other pertinent tax authorities and no deficiencies have been asserted or assessments made as a result of any such examinations (including all penalties and interest). No issues have been raised by (or are currently pending before) the IRS or any other taxing authority in connection with any of the Returns which could reasonably be expected to have a material adverse effect on the financial condition of Lexon and the Subsidiaries, taken as a whole, if decided adversely to Lexon, nor are there any such issues which have not been so raised but, if so raised by the IRS or any other taxing authority in connection with any of the Returns could, in the aggregate, reasonably be expected to have a material adverse effect on the consolidated financial condition of Lexon.

               4.17.4 Withholding. Lexon has withheld from its employees and others (and timely remitted to the appropriate taxing authorities) proper and accurate amounts for all periods in compliance with all tax withholding provisions of applicable federal, state, foreign, local and other laws (including, without limitation, income, withholding, social security, employment and other payroll taxes).

               4.17.5 Parachute Payments. Lexon has not made, has not become obligated to make nor will, as a result of any event connected with the acquisition of the Shares by Buyer or any other transaction contemplated herein, make or become obligated to make any "excess parachute payment" as defined in
Section 280G of the Internal Revenue Code of 1986, as amended from time to time (the "Code").

               4.17.6 Prior Consolidated Groups. Lexon is not, and has never been, an includible corporation in an affiliated group of corporations within the meaning of Section 1504 of the Code.

         4.18 Compliance with Laws. Neither Lexon nor any of the Subsidiaries has in the past been, nor is presently, in violation of, in respect of its operations, real property, machinery, equipment, all other property, practices and all other aspects of its businesses, any applicable law (whether statutory or otherwise), rule, regulation, order, ordinance, judgment or decree of any governmental authority (federal, state, local or otherwise) (collectively, "Laws"). Lexon has not received any notification of any asserted present or past failure of Lexon to comply with any of such Laws.

         4.19  Employee Benefits; Employment Contracts. Attached hereto as
Schedule 4.19 is a list of all written or oral employment agreements as well as all written or oral agreements and commitments relating to employee benefits with respect to which Lexon or the Subsidiaries has incurred or may incur any future or contingent obligations, including, without limitation, all plans, agreements or arrangements relating to deferred compensation, pensions, profit sharing, retirement income or other benefits, stock purchase, stock ownership and stock option plans, stock appreciation rights, bonuses, severance arrangements, health and welfare benefits, insurance benefits and all other employee benefits or fringe benefits (collectively referred to as the "Plans"). Lexon and the Subsidiaries do not, nor have they ever, maintained any Plans which were subject to, or which would subject Lexon or any of the Subsidiaries to, regulation pursuant to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Lexon and the Subsidiaries do not, nor have they ever, contributed to any multi-employer plan within the meaning of Section 4001(a)(3) of ERISA, nor is Lexon or any of the Subsidiaries or any of their shareholders affiliated with any entity such that Lexon or any of the Subsidiaries has, or might have in the future, any multi-employer plan withdrawal liability under Subtitle E of Part IV of ERISA.

         4.20 Licenses and Permits. Lexon and the Subsidiaries have all governmental licenses and permits and other governmental authorizations and approvals currently required for the conduct of their businesses as presently conducted ("Permits"). Schedule 4.20 hereto includes a list of all Permits.

         4.21 Relations with Suppliers and Customers. None of Lexon or any of the Subsidiaries are required to provide any bonding or other financial security arrangements in connection with any transaction with any customer or supplier. No customer has notified Lexon or any of the Subsidiaries that it will nor to the best of Peskaitis' or Lexon's knowledge does any customer intend to or, except as described on Schedule 4.21 hereto, have the right to cease to do business with Lexon or the Subsidiaries after the consummation of the transactions contemplated hereby, to the extent that the failure to continue such business would have a material, adverse effect on Lexon's business or assets when taken as a whole.

         4.22 Interest in Competitors, Suppliers, Customers, Related Party Transactions. Except as disclosed in Schedule 4.22 hereto, no officer or director of Lexon or any affiliate of any such officer or director has any ownership interest in any competitor, supplier or customer of Lexon or any property used in the operation of Lexon's business. Except as set forth on
Schedule 4.22, neither Lexon nor any of the Subsidiaries has made or entered into any loan, contract, lease, commitment, arrangement or understanding with any officer, director, employee, or shareholder of Lexon or the Subsidiaries or with any affiliate or associate of any of the foregoing, under which Lexon or the Subsidiaries have continuing obligations and except for normal compensation arrangements with Lexon's officers and employees.

         4.23 Discrimination; Occupational Safety; Labor. No person or party (including, but not limited to, governmental or regulatory authorities of any kind) has any claim presently pending, or a reasonable basis for any action or proceeding, against Lexon or the Subsidiaries arising out of any statute, ordinance or regulation relating to discrimination in employment or employment practices or occupational safety and health standards (including, but without limiting the foregoing, The Fair Labor Standards Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; 42 U.S.C. 1981 or the Age Discrimination in Employment Act of 1967, as amended), which, if upheld, would have an adverse effect on the assets, properties, business or condition, financial or otherwise, of Lexon and the Subsidiaries. There is no pending, or to the best of Peskaitis' and Lexon's knowledge threatened, federal or state equal employment opportunity enforcement action or labor dispute, strike, or work stoppage affecting Lexon's or the Subsidiaries' businesses. Neither Lexon nor the Subsidiaries have any collective bargaining or similar agreements, nor do they have any obligation to bargain with any labor organization as the representative of Lexon's or the Subsidiaries' employees, and there is neither pending, nor to the best of Peskaitis' or Lexon's knowledge threatened, any labor dispute, strike or work stoppage which affects or which may affect the business of Lexon or the Subsidiaries or which may interfere with the continued operation of Lexon or the Subsidiaries. No present or former employee of Lexon or the Subsidiaries has any claim against Lexon for (a) overtime pay, other than overtime pay for the current payroll period, (b) wages or salary (excluding bonuses and amounts accruing under pension and profit sharing plans) for any period other than the current payroll period, (c) vacation, time off or pay in lieu of vacation or time off, other than that earned in respect of the current fiscal year or carried over from prior years, or (d) any violation of any statute, ordinance or regulation relating to minimum wages or maximum hours of work.

         4.24 Brokers and Finders. Neither Peskaitis and the Company nor Lexon (nor any of their respective officers, directors, employees, affiliates, associates, or family members) has employed any broker, finder or investment banker, or incurred any liability for any brokerage fees, commissions or finders' fees in connection with this Agreement or the transactions contemplated hereby.

         4.25 Books and Records. The books and records of Lexon have been maintained in accordance with commercially reasonable business and bookkeeping practices and consistent with past practice, and accurately reflect in all respects the business, assets, properties, rights, obligations, liabilities and operations of Lexon and the Subsidiaries.

         4.26 Bank Accounts; Safe Deposit Boxes. Schedule 4.26 hereto sets forth the names and locations of all banks in which Lexon or the Subsidiaries has an account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto.

         4.27 Full Disclosure. Peskaitis and Lexon have disclosed in writing in, or pursuant to, this Agreement all facts material to the business, operations, assets or condition (financial or otherwise) of Lexon and the Subsidiaries. No representation or warranty made to Buyer or pursuant to this Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein not misleading in light of the circumstances which they were made.

                                    ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         As of each of the First Closing Date and the Second Closing Date, Buyer represents and warrants to Peskaitis and the Company as follows:

         5.1 Authority. Buyer has full power, capacity and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by Buyer, and no other proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer, and constitutes a legal, valid and binding agreement of Buyer.

         5.2 Consents and Approvals. There is no authorization, consent, order or approval of, or notice to or filing with, any individual or entity required to be obtained or given in order for Buyer to consummate the transactions contemplated hereby and fully perform its obligations hereunder, excluding, however, any authorization, consent, order, approval or filing which shall have been obtained or made by Buyer prior to the Closing.

         5.3 Absence of Conflicts. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of law, statute, rule or regulation to which Buyer is subject, (ii) violate any order, judgment or decree applicable to Buyer or (iii) conflict with, or result in a material breach or default under, any term or condition of any material agreement or other instrument to which Buyer is a party or by which Buyer is bound.

         5.4 Litigation and Administrative Proceedings. There is no claim, action, suit, proceeding or investigation in any court or before any governmental or regulatory authority pending or, to the best knowledge of Buyer, threatened against or affecting Buyer which seeks to enjoin or obtain damages in respect of the transactions contemplated hereby. To the best knowledge of Buyer, there is no basis for any such claim, action, suit, proceeding or investigation.

         5.5 Brokers and Finders. Buyer has not employed any broker, finder or investment banker, or incurred any liability for any brokerage fees, commissions or finders' fees in connection with this Agreement or the transactions contemplated by this Agreement.

                                   ARTICLE VI

                            SURVIVAL; INDEMNIFICATION

         6.1 Survival. All representations and warranties contained herein, or made in writing by any party in connection herewith, shall survive the consummation of the transactions contemplated hereby until February 7, 2002. All covenants contained herein and all other obligations of the parties hereto shall survive the consummation of the transactions contemplated hereby until fully performed.

         6.2   Sellers' Indemnification. Subject to the limitations contained in
Section 6.5 hereof, Peskaitis shall indemnify Buyer and hold Buyer harmless from and against any and all damages, losses, costs, liabilities and expenses (including reasonable attorneys' fees and disbursements) resulting from or arising out of any breach of any of the representations, warranties, covenants and agreements made by Sellers herein or in any Exhibit or Schedule hereto or certificate or other document delivered pursuant hereto.

         6.3 Buyer's Indemnification. Buyer shall indemnify Sellers and hold Sellers harmless from and against the payment by Sellers of any loss, liability, cost or expense (including all reasonable attorneys' fees and disbursements) based upon or arising out of any breach of any of the representations, warranties, covenants or agreements of Buyer contained in this Agreement or any other certificate or document delivered pursuant hereto.

         6.4 Notice; Right to Contest. If any claim against which indemnification is provided hereunder ("Claim") shall be asserted against a person entitled to indemnification hereunder ("Indemnified Party") in respect to which it proposes to demand indemnification, the Indemnified Party shall notify the person obligated to provide indemnification hereunder ("Indemnifying Party") thereof. Such notice shall specify in detail the nature of and basis for the Claim and amount thereof. Subject to rights of or duties to any insurer or other third person having liability therefor, the Indemnifying Party shall have the right promptly after receipt of such notice to assume the control of the defense, compromise or settlement of any such Claim, including, at its own expense, employment of counsel. Notwithstanding the preceding sentence, in the defense, compromise or settlement of such Claim, the Indemnified Party shall have the right to retain its own separate counsel, but the fees and expenses of such counsel shall be at the Indemnified Party's expense unless (a) the Indemnifying Party has failed within a reasonable time to retain counsel reasonably satisfactory to the Indemnified Party, or (b) the named party in any such proceeding (including any impleaded parties) includes both the Indemnified Party and the Indemnifying Party and representation of both parties by the same counsel could be inappropriate due to actual or potential differing interests between them. In any matter described above where the Indemnified Party has obtained counsel to represent it in addition to counsel obtained by the Indemnifying Party, counsel selected by the Indemnifying Party shall be required to cooperate fully with counsel selected by the Indemnified Party in such matter. So long as the Indemnifying Party is defending in good faith any Claim for which indemnification is sought, the Indemnifying party shall not be liable for any Claim settled without its consent, which consent may not be unreasonably withheld. In the event that a Claim for indemnification is made by an Indemnified Party, which Claim is unrelated to a third party's claim against the Indemnified Party, which claim is contested by an Indemnifying Party and such dispute is finally resolved by a final, nonappealable order of a court of competent jurisdiction, the losing party shall pay the prevailing party the reasonable fees and disbursements of counsel incurred in connection with the prosecution or defense of such Claim.

         6.5 Limitation of Peskaitis Indemnification. The indemnity obligations of Peskaitis set forth in Section 6.2 above shall be limited to the Market Value (as hereinafter defined) of the shares of Common Stock owned by Peskaitis at the time a claim for indemnification is made hereunder. For purposes of this Agreement, the Market Value of the shares of Common Stock owned by Peskaitis and subject to claims for indemnification shall be determined as follows:

               If the Common Stock is publicly traded at the time of determination, the average of the closing prices for such Common Stock on all domestic securities exchanges on which such Common Stock may at the time be listed (it being understood that, for these purposes, the NASDQ National Market is deemed an "exchange"), in each such case averaged over a period of ten (10) business days consisting of the day immediately before the day as of which the Market

Value of the Common Stock is being determined and nine (9) consecutive business days prior to such day (a "business day" being a day that is not a legal holiday or other day on which banking institutions or any national securities exchanges are authorized by law or executive order to close), or, if there have been no sales on any such exchange on any relevant day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such prior business day, or if on any relevant day such Common Stock is not so listed, the average of the representative bid and asked prices quoted on the NASDAQ Small Cap Market as of 4:00 p.m., New York time, on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of twenty-one (21) days consisting of the day immediately before the day as of which the Market Value of the Common Stock is being determined and twenty (20) consecutive business days prior to such day. To the extent the Common Stock is not then listed or traded in a public forum or exchange, the Market Value of the Common Stock shall be as agreed between Peskaitis and Buyer. In the absence of such agreement, Buyer shall give Peskaitis a written offer of a Market Value (an "Offered Price), and Peskaitis may demand that the Market Value of such Common Stock shall be determined by an independent, qualified appraiser selected by Buyer. Such appraiser must perform such valuation within ten (10) days thereafter (the price as so determined, the "Appraised Price"). The Market Value shall be deemed to be the Appraised Price. The costs incurred in connection with performance of such appraiser shall be borne as follows: (i) if the Appraised Price is equal to or less than the Offered price, such costs shall be borne by Peskaitis; (ii) if the Appraised Price is greater than the Offered Price but not more than 110% of the Offered Price, such costs shall be split equally between

Peskaitis and Buyer; and (iii) if the Appraised Price is more than 110% of the Offered Price, such costs shall be borne by Buyer.

               Peskaitis agrees that he will, within ten (10) business days of the final determination of the number of shares of Common Stock to which Buyer is entitled pursuant to this Article VI, deliver to Buyer a certificate or certificates representing at least such number of shares of Common Stock, with any required stock transfer stamps attached, duly endorsed for transfer or with stock powers duly executed in blank attached, in good form for delivery.

         6.6 Sole and Exclusive Remedy. Except as otherwise provided in this Agreement, subsequent to The First Closing, the indemnification obligations of Buyer and Seller shall constitute the sole and exclusive remedy of the Indemnified Party.

                                   ARTICLE VII

                       CLOSING DELIVERIES AND REQUIREMENTS

         The following deliveries and conditions shall be made or satisfied prior to the First Closing (unless specifically identified below as applicable only to the Second Closing) and such conditions shall continue to be satisfied as of the Second Closing unless waived in writing or subject to a post-Closing agreement:

         7.1 Conditions Precedent to Buyer's Obligation to Close. Buyer's obligations to consummate the transactions hereunder are subject to the satisfaction of the following conditions, compliance with which or the occurrence of which may be waived in writing, in whole or in part, by Buyer prior to the First Closing and/or the Second Closing, as the case may be.

               (a) As of each of the First Closing Date and the Second Closing Date (i) all of the representations and warranties made by Peskaitis and the Company herein and in any

Schedule or Exhibit hereto shall, in all material respects, be true and correct,
(ii) all of the obligations of Peskaitis and the Company to be performed on or before the First Closing Date and/or the Second Closing Date, as the case may be, shall have been performed, and (iii) Buyer shall have received a certificate from each of Peskaitis and the Company, dated as of the First Closing Date and the Second Closing Date, as the case may be, as to the effect of the matters listed in subsections (i) and (ii) hereof.

               (b) Peskaitis and the Company, as the case may be, shall have executed and delivered to Buyer each of the agreements, certificates and other documents to be delivered to Buyer pursuant to Section 7.3 hereof.

               (c) All registrations, filings, applications, notices, transfers, consents, approvals, orders, qualifications, waivers and other actions listed on the Schedules hereto or otherwise required of any persons or governmental authorities or private agencies in connection with the consummation of the transactions contemplated this Agreement shall have been made or obtained and all applicable waiting periods shall have expired or been terminated.

               (d) As of the First Closing Date and Second Closing Date, respectively, Lexon shall have provided Buyer with evidence, satisfactory to Buyer, that that certain Cooperative Research and Development Agreement, dated March 26, 1999, by and between Chicago Map Corporation (a wholly owned subsidiary of the Company) and the National Mapping Division of the United States Geological Survey shall remain in full force and effect following the consummation of the transactions contemplated hereby.

               (e) Effective simultaneous with the First Closing, Steven J. Peskaitis shall resign as the President and Chief Executive Officer of the Company and the Company's Board of Directors (the "Board") shall take each of the following actions:

                   (i) The Board shall amend Article 2, Section 2.2 of the Company's By-laws to provide that the number of directors that shall constitute the whole Board shall be 7;

                   (ii) The Board shall appoint Anthony J. Perino, Peter J. Haleas and Jerome A. Wolowicki as directors of the Company;

                   (iii) The Board shall elect Anthony J. Perino as Chairman of the Board and Chief Executive Officer of the Company.

               (f) As of each of the First Closing Date and the Second Closing Date, no action, suit or proceeding shall have been instituted or threatened by any person or entity, or by any governmental agency or body, before a court or governmental body, to restrain or prevent the consummation of the transactions contemplated by, or the performance by the parties hereto of their respective obligations under this Agreement or which seeks other relief with respect to any of such transactions or which could reasonably be expected to have a materially adverse effect on the business, results of operations, assets, financial condition or prospects of the Company.

               (g) Buyer's obligation to purchase the Second Closing Company Shares shall be subject to the additional condition that the Company shall have entered into or, to the extent already existing, amended, if necessary, employment agreements with the Company's key employees (the identity of such key employees to be identified by Buyer in the exercise of its reasonable discretion) on terms and conditions reasonably acceptable to Buyer.

         7.2 Conditions Precedent to Sellers' Obligation to Close. The Sellers' obligations to consummate the transactions hereunder are subject to the satisfaction of the following conditions, compliance with which or the occurrence of which may be waived in writing, in whole or in part, by the Sellers prior to the First Closing and/or Second Closing, as the case may be, provided, however, that no waiver of any condition contained within this Section 7.2 shall be effective unless duly authorized, executed and delivered by both Peskaitis and Lexon.

               (a) As of the First Closing Date and the Second Closing Date (i) all of the representations and warranties made by Buyer herein and in any Schedule or Exhibit hereto shall, in all material respects, be true and correct,
(ii) all of the obligations of Buyer to be performed on or before the First Closing Date and/or the Second Closing Date, as the case may be, shall have been performed and (iii) each of the Sellers shall have received a certificate from Buyer, dated as of the First Closing Date and the Second Closing Date, as the case may be, as to the effect of the matters listed in subsections (i) and (ii) hereof.

               (b) Buyer shall have executed and delivered to the Sellers each of the agreements, certificates and other documents to be delivered to the Sellers pursuant to Section 7.4 hereof.

               (c) As of each of the First Closing Date and the Second Closing Date, no action, suit or proceeding shall have been instituted or threatened by any person or entity, or any governmental agency or body, before a court or governmental body, to restrain or prevent the consummation of the transactions contemplated by, or the performance by the parties hereto of their obligations under, this Agreement.

               (d) Peskaitis' obligation to sell the Second Closing Peskaitis Shares shall be subject to the additional condition that no Qualified Offering shall have occurred on or prior to the Closing Date. For purposes of this Agreement, the terms "Qualified Offering" shall mean the sale by the Company of Common Stock or securities convertible into Common Stock in a single transaction or series of related transactions consummated on or before February 21, 2000 and in which the Company receives net proceeds of at least $10,000,000.

         7.3 Closing Deliveries of The Company and the Sellers. Peskaitis or the Company, as the case may be, shall deliver, or cause to be delivered, the following documents:

               (a)  At the First Closing:

                    (i) Peskaitis shall deliver to Buyer certificates representing the First Closing Peskaitis Shares, with any required stock transfer stamps affixed, duly endorsed for transfer or with stock powers duly executed in blank attached, in good form for delivery;

                    (ii) The Company shall deliver to Buyer certificates representing the First Closing Company Shares, with any required stock transfer stamps affixed, duly endorsed for transfer or with stock powers duly executed in blank attached, in good form for delivery;

                    (iii) Peskaitis shall deliver to "Anthony Perino, as Voting Trustee under Voting Trust Agreement dated February 9, 2000" certificates representing the SJP Contributed Stock (as that term is defined in the Voting Trust Agreement attached hereto as Exhibit A (the "Voting Trust Agreement'), with any required stock transfer stamps affixed, duly endorsed for transfer or with stock powers duly executed in blank attached, in good form for delivery;

                    (iv) Stanley Peskaitis shall deliver to "Anthony Perino, As Voting Trustee under Voting Trust Agreement dated February 9, 2000" certificates representing the SP Contributed Stock (as that term is defined in the Voting Trust Agreement) with any required stock transfer stamps affixed, duly endorsed for transfer or with stock powers duly executed in blank attached, in good form for delivery;

                    (v) Each of Peskaitis and Stanley Peskaitis shall execute and deliver to the Voting Trustee (as that term is defined in the Voting Trust Agreement) the Voting Trust Agreement;

                    (vi) The Company shall execute and deliver to Buyer the Common Stock Purchase Warrants attached hereto as Exhibit C, Exhibit D and Exhibit E (the "Warrants");

                    (vii) The Company shall execute and deliver to Buyer the Registration Rights Agreement attached hereto as Exhibit B (the "Registration Rights Agreement");

                    (viii) The Company shall deliver to Buyer the Company's
                           Articles of Incorporation, as amended to the First Closing Date, certified by the Secretary of State of the State of Delaware, the Company's By- laws, as amended to the First Closing Date, certified by the Company's secretary, resolutions of the Board (a) authorizing the execution and delivery of this Agreement and each of the other agreements, instruments, certificates and other documents to be delivered by the Company pursuant hereto and (b) taking those actions specified in Section 7.1(a) hereof, certified by the Company's secretary, and good standing certificates from the States of Delaware and Illinois;

                    (ix) Peskaitis shall deliver to the Company his resignation as President and Chief Executive Officer of the Company, effective as of the First Closing Date;

                    (x) Thomas Rieck shall deliver his resignation as a director of the Company, effective as of the First Closing Date;

                    (xi) Peskaitis shall deliver to Buyer the certificate identified in Section 7.1(a)(iii) hereof; and

                    (xii) The Company shall deliver to Buyer the certificate identified in Section 7.1(a)(iii) hereof.

               (b)  At the Second Closing:

                    (i) Peskaitis shall deliver to Buyer certificates representing the Second Closing Peskaitis Shares, with any required stock transfer stamps affixed, duly endorsed for transfer or with stock powers duly executed in blank attached, in good form for delivery;

                    (ii) The Company shall deliver to Buyer certificates representing the Second Closing Company Shares, with any required stock transfer stamps affixed, duly endorsed for transfer or with stock powers duly executed in blank attached, in good form for delivery;

                    (iii) Peskaitis shall deliver to Buyer the certificate identified in Section 7.1(a)(iii) hereof; and

                    (iv) The Company shall deliver to Buyer the certificate identified in Section 7.1(a)(iii).

         7.4 Closing Deliveries of Buyer. Buyer shall deliver, or cause to be delivered, the following:

               (a)  At the First Closing:

                    (i) Buyer shall deliver the First Closing Company Payment to the Company in accordance with the terms of
                           Section 3.1(a) hereof;

                    (ii) Buyer shall deliver the First Closing Peskaitis Payment to Peskaitis in accordance with the terms of
                           Section 3.1(b) hereof;

                    (iii) The Voting Trustee shall execute and deliver the Voting Trust Agreement to each of Peskaitis and Stanley Peskaitis;

                    (iv) Buyer shall execute and deliver the Registration Rights Agreement to the Company; and

                    (v)    Buyer shall deliver the certificate identified in
                           Section 7.2(a)(iii) hereof to each of Peskaitis and the Company.

               (b)  At the Second Closing:

                    (i) Buyer shall deliver the Second Closing Company Payment to the Company in accordance with the terms of Section 3.1(c) hereof;

                    (ii) Buyer shall deliver the Second Closing Peskaitis Payment to Peskaitis in accordance with the terms of
                           Section 3.1(d) hereof; and

                    (iii)  Buyer shall deliver the certificate identified in
                           Section 7.1(a)(iii) hereof to each of Peskaitis and the Company.

                                  ARTICLE VIII

                                  MISCELLANEOUS

         8.1 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable.

         8.2 Entire Agreement. This Agreement (including the documents attached as Exhibits and Schedules hereto) contains the entire understanding of the parties with respect to the trans actions contemplated hereby.

         8.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement.

         8.4 Notices. All notices to be given with respect to this Agreement shall be in writing. Each notice shall be sent by registered or certified mail, postage prepaid and return receipt requested, to the party to be notified at the address set forth below, or at such other address as either party may from time to time designate in writing. Every notice shall be deemed to have been given five (5) days after it shall be deposited in the United States mail in the manner prescribed herein. Nothing contained herein shall be construed to preclude personal service of any notice in the manner prescribed for personal service of a summons or other legal process.

               If to Peskaitis:

               LEXON Technologies Inc.
               1401 Brook Drive
               Downer's Grove, Illinois 60515

               If to the Company:

               LEXON Technologies Inc.
               1401 Brook Drive
               Downer's Grove, Illinois 60515
               Attn: Chief Executive Officer

               If to Buyer

               Anthony Perino
               720 Plainfield Road
               Suite 200
               Willowbrook, Illinois 60521

or to such other address as any party may, from time to time, designate in a written notice given in a like manner.

         8.5 Amendments. This Agreement may not be waived, changed, modified or discharged orally, but only by an agreement in writing signed by the party or parties against whom enforcement of any waiver, change, modification or discharge is sought or by parties with the right to consent to such waiver, change, modification or discharge on behalf of such party.

         8.6 Cooperation. Buyer and Sellers agree to take, or cause to be taken, all such further or other actions as shall reasonably be necessary to make effective and consummate the transactions contemplated by this Agreement (including the documents attached as Exhibits hereto).

         8.7 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Illinois without regard to its conflicts of law doctrine.

         8.8 Expenses. Each of the parties hereto shall pay its own expenses incurred in connection with the authorization, preparation and performance of this Agreement and obtaining any necessary regulatory approvals, including, without limitation, all fees and expenses of their respective counsel, accountants, agents and representatives.

         8.9 Exhibits and Schedules. All Exhibits and Schedules to this Agreement are incorporated into this Agreement as if set out in full at the first place in this Agreement that reference is made thereto.

         IN WITNESS WHEREOF, the parties hereto have executed, or caused their duly authorized representatives to execute, this Agreement as of the day and year first above written.

                                        LEXON TECHNOLOGIES INC.


                                        By:   /s/ Steven J. Peskaitis
                                           ----------------------------------
                                        Its:  President
                                            ---------------------------------


                                        STEVEN J. PESKAITIS


                                              /s/ Steven J. Peskaitis
                                        -------------------------------------



                                        ANTHONY PERINO


                                              /s/ Anthony Perino
                                        -------------------------------------